Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this 20th day of December 2024 by and between Chial Mountain Ltd. (“Seller”), and Awaysis Belize Ltd., (together with its subsidiaries, affiliates, successors, and assigns, collectively, (“Purchaser”).

WHEREAS Seller with full authority to sell the shares and properties more fully described in Exhibit A attached hereto and incorporated herein by this reference (the “Assets”);

WHEREAS Purchaser has the full authority to purchase the Assets; and

WHEREAS Seller has agreed to sell the Assets to Purchaser, and Purchaser has agreed to buy the Assets from Seller, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, as well as the Letter of Intent, attached hereto as an Exhibit to this Agreement, the parties agree as follows:

1. SALE

Seller agrees to sell the Assets to Purchaser, and Purchaser agrees to buy the Assets from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT

A) The purchase price of the Assets is no less than, unless otherwise adjusted for the value as determined by the real estate appraisal contemplated herein in Section C, adjusted for the valuation of moveable tools, furniture, vehicle, and equipment on the land as contemplated in Section C, or adjusted for the valuation during true up period contemplated in the Section (3)(A)(iii), plus the mutually agreed value of non-real estate assets offered by the Seller Five Million Five Hundred Thousand United States Dollars ($5,500,000 USD) (the “Purchase Price”), payable as follows:

B) On or before Closing, the Purchaser shall deliver Two Million Four Hundred Thousand United States Dollars ($2,400,000 USD) or its Belize currency equivalent on or before Closing.

C) First Promissory Note. On or before Closing, the Purchaser shall make and deliver to the Seller a Note (the “First Promissory Note”) i) in the amount of One Million Five Hundred Thousand United States Dollars ($1,500,000.00 USD) or its Belize currency equivalent ii) that is due and payable upon the first of either x) February 15, 2025 or z) the listing of Awaysis Capital, Inc. on the New York Stock Exchange iii) bears no interest and iv) is secured by a priority security interest in all the assets of the Buyer in the form of a UCC-1 filed in Florida and vi) Payable by Awaysis Capital, Inc to Michael Singh.

D) Second Convertible Promissory Note. On or before Closing, the Purchaser shall make and deliver to the Seller a Note (the “Second Convertible Promissory Note”) i) in the amount of One Million Six Hundred Thousand United States Dollars ($1,600,000 USD) or its Belize currency equivalent ii) that is due and payable on or before the Maturity Date of June 30, 2025 iii) bearing an interest rate of three and half percent (3.5%) per annum iv) that upon the election of the Seller is fully convertible into shares of Awaysis Capital, Inc. on or after the Maturity Date at the price at closing of the previous trading day on the date the notice of conversion is received and v) is secured by a priority security interest in all the assets of the Buyer using the form of a UCC-1 filed in Florida and vi) Payable by Awaysis Capital, Inc to Michael Singh.

Page | 1

C) At least 30 days after the Closing Date, an Appraisal of the Assets consisting of real property and any fixtures, furniture, buildings, improvements, equipment attached to that real property being acquired under this agreement shall occur. The Appraiser shall be an independent Appraiser licensed in the jurisdiction of the Assets and shall be selected by the Seller. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this appraisal. Any adjustments to the Purchase Price shall be negotiated within sixty (60) days after Appraisal in a separate Post Closing Agreement. In addition, at least 30 days after the Closing Date, a valuation consisting of moveable tools, furniture, vehicles, and equipment used for maintenance of the real property being acquired under this agreement shall occur. The valuation can be done by an independent Auditor licensed in the jurisdiction of the Assets who shall be selected by the Seller or by mutual agreement. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this appraisal. Any adjustments to the Purchase Price shall be negotiated within sixty (60) days after Appraisal in a separate Post Closing Agreement.

3. REPRESENTATIONS AND WARRANTIES

A) To induce the parties to enter into this Agreement, and acknowledging that the parties are relying on each and all of the following representations and warranties, both Purchaser and Seller represent and warrant that:

i. Seller without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations and warranties contained in this Agreement, to sell and transfer title to the Assets to Purchaser, and to complete the transaction contemplated by this Agreement.

ii. On the Closing Date, subject only to Purchaser’s payment of the Purchase Price and Seller’s receipt of such free and clear, Seller immediately transfers to Purchaser good, valid and marketable title and exclusive and unrestricted right to possession of the Assets, including all outstanding shares, all intellectual property, tools, fixtures, furnishings, vehicle’s and equipment used for the operation of the Assets, rights, permits and entitlements that are associated with the Assets, and also including the transfer of any permits, intellectual Assets, or operations related to Assets, free and clear of any and all rights or interests of others, or any claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person (collectively, “Claims”).

iii. The Seller warrants that all mortgages, loans, or other long-term debt that encumber or may encumber the Assets have been or shall be paid in full before closing. However Seller warrants that there may be outstanding employment benefits and obligations, current accounts payable, contingent liabilities and current accounts receivable outstanding. Purchaser and Seller agree to a sixty (60) day true up period to negotiate the satisfaction and division of these obligations in a separate Post Closing Agreement to be negotiated which may include amendment of the Purchase Amendment.

iv. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Assets to Purchaser. It shall be a condition precedent to Purchaser’s obligations that the representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and transfer of the Assets to Purchaser.

Page | 2

v. Purchaser and Seller agree that only those leases disclosed to the Purchaser shall survive the closing of the purchase and sale transaction herein. The Seller indemnifies the Purchaser for any claim brought against the Purchase related to a lease that was not disclosed prior to the closing.

4. INSPECTION

Purchaser or a representative of Purchaser has inspected the Assets, and accepted the Assets, and agrees to purchase the Assets as is and where is when so viewed.

5. CLOSING DATE , DELIVERY AND EXPENSES

A) The Closing Date is the date Seller receives free and clear the Purchase Price as described above from Purchaser, and as a result of said payment, Seller immediately conveys title to the Assets to Purchaser in accordance with this Agreement. Such Closing Date shall take place on or before December 21, 2024 Purchaser and Seller shall have the right to extend such Closing Date for up to thirty (30) days.

B) On the Closing Date, Seller shall deliver to Purchaser or Purchaser’s counsel any signed Bill of Sale presented to Seller for the Assets showing Purchaser as the transferee.

6. SALES TAX

Purchaser shall be responsible for any transfer, import duties or charges with respect to this transaction.

7. MISCELLANEOUS

A) This Agreement (including the Exhibits attached hereto) represent the entire understanding of the parties herein with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the subject matter hereof and declares all such prior agreements between the parties null and void.

B) The terms of this Agreement may not be modified or amended, except in a writing signed by the party to be charged.

C) This Agreement and all matters relating to it shall be governed by the laws of the Belize, Central America, without regard to conflicts of laws principles.

D) Any unresolved controversy which shall arise between the parties to this Agreement concerning its construction or application, shall be submitted to, and settled by, binding arbitration before a single arbitrator held in Belize City, Belize. The parties hereto agree that the arbitrator shall be chosen by the parties by mutual agreement. Any such claim(s) shall be arbitrated on a party-by-party basis and shall not be consolidated in any arbitration with any claim, controversy, or dispute of any other party. The prevailing party in arbitration shall be entitled to recover a reasonable sum for attorney’s fees and other costs. In the case of arbitration, the arbitrator will determine that sum.

E) This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, executors and administrators of the parties hereto.

Page | 3

F) In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and any such invalid, illegal or unenforceable provision shall be deemed to be severable, and the remainder of the provisions of this Agreement shall nevertheless remain in full force and effect.

G) This Agreement may be executed in counterparts, physically or electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AGREED TO, SIGNED AND EXECUTED, the undersigned has put into effect this Agreement as of the effective date first written above.

PURCHASER

Per:	/s/ Andrew Trumbach

Andrew Trumbach

Print Name and Title

[I Have Authority to Bind Purchaser]

SELLER

Per:	/s/ Michael Singh

Michael Singh

Print Name and Title

[I Have Authority to Bind Seller]

Page | 4

EXHIBIT A

The Assets shall be defined as:

1)	All outstanding shares or Chial Mountain Ltd.

2)	The following described real property:

a.	ALL THAT piece of parcel of land being + 40.63, North-east of San Jose Succots Village, Cayo District in Deed of Conveyance dated 31st January 2017 in the name of CHIAL MOUNTAIN LTD.

b.	ALL THAT piece of parcel of land being + 14.783 acres, North-east of San Jose Succots Village, Cayo District in Deed of Conveyance dated 31st January 2017 in the name of CHIAL MOUNTAIN LTD.

c.	ALL THAT piece of parcel of land being + 7.31 acres, situate Chial Area, Cayo District in Deed of Conveyance dated 13th June 2017 in the name of CHIAL MOUNTAIN LTD.

3)	All Personal, Tangible, and Intellectual Property including but not limited to licenses, permits, and property on the land necessary for the maintenance and operation of Chial Mountain Ltd. including fixtures, furnishings, vehicle’s and equipment to be provided on a Schedule to be included in the Post-Closing Agreement.

Page | 5